AMENDED AND RESTATED
TRANSFER AGENCY AGREEMENT
FOR CLASS A, CLASS C, CLASS J, CLASS S,
INSTITUTIONAL CLASS, CLASS R-6 AND PLAN CLASS SHARES

This Amended and Restated Transfer Agency Agreement (the “Agreement”)is effective on November 1, 2023, by and between PRINCIPAL FUNDS, INC., a Maryland corporation (hereinafter called the “Fund”) and PRINCIPAL SHAREHOLDER SERVICES, INC., a Washington corporation (hereinafter called “the Administrator”).

1.    APPOINTMENT OF TRANSFER AGENT
In consideration of the premises and mutual agreements herein contained, the Fund hereby appoints the Administrator to act as transfer and shareholder servicing agent for the Fund’s Class A, Class C, Class J, Class S, Institutional Class, Class R-6 and for the Fund’s Class R-1,Class R-3, Class R-4 and Class R-5 shares (collectively referred to as “Plan Class Shares”), and to act as its agent to assure the Fund’s Anti-Money Laundering Program procedures applicable to each such share class are implemented and the program is operated in accordance with those procedures, and the Administrator agrees to act, perform or assume the responsibility therefore in the manner and subject to the conditions hereinafter set forth.

2.    SERVICES FURNISHED BY THE ADMINISTRATOR
As transfer agent for the Fund’s Class A, Class C, Class J, Class S, Institutional Class, Class R-6 and Plan Class Shares, the Administrator will provide all services customarily performed by transfer agents of investment companies, in accordance with the policies and practices of the Fund as disclosed in its prospectus or otherwise communicated to the Administrator from time to time, including, but not limited to, the following:
(a)issuance, transfer, conversion, cancellation and registry of ownership of Fund shares, and maintenance of open account system;
(b)preparation and distribution of dividend and capital gain payments to shareholders;
(c)delivery, redemption and repurchase of shares, and remittances to shareholders;
(d)    the solicitation and tabulation of proxy ballots and the preparation and distribution to shareholders of notices, proxy statements and proxies, reports, confirmation of transactions, prospectuses, tax information;
(e)communication with shareholders concerning items (a), (b), (c) and (d) above; and
(f)use its best efforts to qualify the Capital Stock of the Fund for sale in states and jurisdictions as directed by the Fund.
As the Fund's Anti-Money Laundering Program agent, the Administrator will assure such the Fund's anti-money laundering procedures applicable to Class A, Class C, Class J, Class S, Institutional Class, Class R-6 and Plan Class Shares are implemented and the program is operated in accordance with those procedures, and will provide such reports and information as the Fund may request from time to time to facilitate the Fund's oversight of such program. The Administrator will also make information and records relating to the Fund's Anti-Money Laundering Program available to federal regulators as required by law and will permit such regulators to examine and inspect the Administrator for purposes of the program. The Administrator will perform the specific requirements of the Fund’s Customer Identification Program and will annually certify it has implemented the Fund’s anti-money laundering program.

3.    RESERVED RIGHT TO DELEGATE DUTIES AND SERVICES TO OTHERS
The Administrator may contract with others, subject to prior approval of the Fund's board of directors, for data systems, processing services and other administrative services. The Administrator may at any time or times in its discretion appoint (and may at any time remove) other parties, including parties affiliated with the Administrator, as its agent to carry out such provisions of the Agreement as the Administrator may from time to time direct; provided, however, that the appointment of any such agent shall not relieve the Administrator of any of its responsibilities or liabilities hereunder.

4.EXPENSES BORNE BY THE ADMINISTRATOR – PLAN CLASS SHARES
The Administrator will pay the following operating expenses of the Fund attributable to Plan Class Shares and all other Fund expenses attributable to the Plan Class Shares of a similar nature:

(a)The cost of meetings of shareholders; and
(b)The cost of initial and on-going qualification of the Capital Stock of the Fund for sale in states and other jurisdictions.

5.    COMPENSATION FOR SERVICES
The Fund will pay the Administrator a fee as described in Schedule A hereto for the services provided pursuant to this agreement.

6.    LIMITATION OF LIABILITY OF THE ADMINISTRATOR
The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Administrator’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

7.    TERM AND RENEWAL
This Amended and Restated Agreement will be effective on September 1, 2023, and will continue in effect thereafter from year to year provided that each continuance is approved annually by the Board of Directors of the Fund and by the vote of a majority of the directors who are not interested persons of the Administrator, Principal Life Insurance Company or the Fund cast at a meeting called for the purpose of voting on such approval.

8.    TERMINATION OF THIS AGREEMENT
This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund or by the Administrator.

9.    AMENDMENT OF THIS AGREEMENT
No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

10.    ADDRESS FOR PURPOSE OF NOTICE
Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Fund and that of the Administrator for this purpose shall be the Principal Financial Group, Des Moines, Iowa 50392.

11.    MISCELLANEOUS
The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

PRINCIPAL FUNDS, INC.

By	/s/ Adam U. Shaikh
Adam U. Shaikh
Assistant General Counsel & Assistant Secretary

By	/s/ John L. Sullivan
John L. Sullivan
Counsel and Assistant Secretary

PRINCIPAL SHAREHOLDER SERVICES, INC.

By	/s/ Michael Hubbard
Michael Hubbard
Assistant Vice President

SCHEDULE A

The Fund will pay the Administrator a fee for the services provided to Class A, Class C, Class S, Class R-6 and Institutional Class shares pursuant to this Agreement in an amount equal to the costs incurred by the Administrator for providing such services. The Administrator will maintain records in reasonable detail that will support the amount it charges the Fund for performance of services set forth in this agreement and the Fund will pay the Administrator for its performance of such services in arrears following the end of each calendar month, or at such other frequency as agreed to by the Fund and the Administrator.

The Fund will pay the Administrator a fee for the services provided to Class J shares pursuant to this Agreement in an amount equal to: the costs incurred by the Administrator for providing such services plus a fee at an annual rate of 0.006% of the average daily net assets invested in Class J shares. Such fee will be accrued daily and paid monthly. The Administrator will maintain records in reasonable detail that will support the amount it charges the Fund for performance of services set forth in this agreement and the Fund will pay the Administrator for its performance of such services in arrears following the end of each calendar month, or at such other frequency as agreed to by the Fund and the Administrator.

The Fund currently pays no fee for the services provided to Plan Class Shares pursuant to this Agreement.